NORTHEAST AUTO ACCEPTANCE CORP.
                         2174 HEWLETT AVENUE, SUITE 206
                                MERRICK, NY 11566


Northeast Auto Acceptance Corp. (the "Company") hereby withdraws the Form 10-SB filed by the Company on May 11, 2006. The Company will be replacing the Form 10-SB by the filing of a Form 10.


NORTHEAST AUTO ACCEPTANCE CORP.
(Registrant)


Date:  June 16, 2006                      By:  /s/ William Solko
                                          --------------------------------------
                                          William Solko, Chief Executive
                                          Officer